Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	November 2, 2016

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Third-Quarter Financial Results
Increases Annual Distributable Cash Flow Guidance to $925 Million for 2016

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $194.6 million for third quarter 2016 compared to $251.0 million for third quarter 2015. The decrease in current year net income was driven by reduced profits from the partnership’s commodity-related activities due to mark-to-market (MTM) pricing adjustments for related hedging positions, partially offset by higher contributions from Magellan’s core fee-based transportation and terminal activities.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $243.9 million for third quarter 2016 compared to $230.0 million for third quarter 2015.
Diluted net income per limited partner unit was 85 cents in third quarter 2016 and $1.10 in third quarter 2015. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-GAAP financial measure, of 91 cents for third quarter 2016 was higher than the 80-cent guidance provided by management in early August primarily due to stronger-than-expected crude oil transportation volumes and higher product overage values.
“Magellan continues to deliver solid financial results while maintaining our focus on developing opportunities to grow our business in a disciplined manner,” said Michael Mears, chief executive officer. “During the third quarter of 2016, we successfully started operation of the Little Rock and Saddlehorn pipelines, representing key infrastructure projects to deliver refined petroleum products and crude oil to important demand centers.”
An analysis by segment comparing third quarter 2016 to third quarter 2015 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $183.6 million, a decrease of $58.0 million primarily related to the impact of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to hedge the partnership’s commodity-related activities. Transportation and terminals revenue increased $3.2 million between periods primarily due to higher average tariffs from the partnership’s mid-2016 tariff adjustment, which resulted in a 2% average increase over all the partnership’s markets. Shipments decreased slightly compared to the previous year due to refinery turnarounds that favorably impacted demand on the partnership’s system during third quarter 2015, partially offset by volumes from recent growth projects, including the Little Rock pipeline that commenced commercial operations in July 2016.
Operating expenses decreased $13.2 million primarily due to lower integrity spending for tank maintenance in the current period related to timing of project work, reduced environmental accruals for historical remediation sites and more favorable product overages in the current period (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $74.4 million between periods due to unrealized losses recognized in third quarter 2016 on NYMEX contracts used to economically hedge the partnership’s commodity-related activities compared to unrealized gains during the third quarter of 2015. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, was relatively flat between periods.
Crude oil. Crude oil operating margin was $98.7 million, an increase of $4.1 million. Transportation and terminals revenue decreased slightly primarily due to lower pipeline volumes, partially offset by new leased storage contracts at the partnership’s East Houston, Texas terminal. Shipments declined on the Longhorn pipeline as customers utilized credits set to expire during third quarter 2016 that had been earned by moving volume in excess of minimum commitments in the past. Affiliate management fee revenue increased primarily due to a one-time start-up fee associated with the Saddlehorn pipeline.
Earnings of non-controlled entities increased $3.3 million due to contributions from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan and began operations in Sept. 2016, and higher shipments on the pipeline owned by BridgeTex Pipeline Company, LLC, which is owned 50% by Magellan, as customers moved additional volume to BridgeTex due to operational issues on a competing pipeline. Operating expenses were essentially unchanged between periods as lower power costs were offset by expenses associated with incremental headcount to support the crude segment.
Marine storage. Marine storage operating margin was $33.2 million, an increase of $1.0 million and a quarterly record for this segment. Revenue increased slightly primarily due to higher average rates from contract renewals and escalations in the current period. Operating expenses increased due to the timing of maintenance work, and product margin grew from the sale of incremental product.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures and impairment of an inactive refined products pipeline terminal, whereas G&A expense decreased primarily due to lower payout estimates for the partnership’s annual bonus accrual. Other income was favorable between periods related to the one-time break-up fee for a potential acquisition that did not close and more favorable non-cash MTM adjustments for hedged crude oil tank bottom inventory owned by the partnership.
Net interest expense increased due to additional borrowings to finance expansion capital spending, partially offset by more interest capitalized for construction projects in the current period. As of Sept. 30, 2016, the partnership had $4.3 billion of debt outstanding, including $34.9 million outstanding under its commercial paper program. Further, the partnership had $291.1 million of cash on hand at the end of third quarter 2016 following the partnership’s $500 million debt offering in Sept. 2016, with $250 million of the proceeds subsequently used to repay notes that matured in Oct. 2016.

Expansion capital projects
Magellan remains focused on expansion opportunities and continues to identify new opportunities for future growth. Based on the progress of expansion projects already underway, the partnership expects to spend $850 million in 2016, $300 million in 2017 and $250 million in 2018 to complete its current slate of construction projects. These estimates include an incremental $100 million of spending for new growth projects, such as construction of additional storage at the partnership’s Galena Park, Texas terminal and along Magellan’s refined products pipeline system as well as a new Wyoming origin for the Saddlehorn pipeline.
As previously mentioned, the Little Rock pipeline began operations in July 2016 and the Platteville-to-Cushing segment of the Saddlehorn pipeline became operational during September. Pipeline installation continues for the Carr-to-Platteville segment of Saddlehorn, with this pipe extension expected to be operational in early 2017.
Construction is nearing completion for Magellan’s Corpus Christi condensate splitter, with commissioning of the facility underway. The splitter is currently expected to be commercially operational late in the fourth quarter of 2016.
Significant progress has been made on the partnership’s HoustonLink and Seabrook Logistics joint ventures, with both projects expected to become operational during the first quarter of 2017.
Magellan continues to evaluate additional investment opportunities, including further development of the partnership’s recently-announced project to build a new Pasadena, Texas marine terminal and expansion of its Seabrook Logistics joint venture, as well as the potential development of a joint venture refined petroleum products pipeline between Corpus Christi and Brownsville, Texas. In addition, Magellan is evaluating well in excess of $500 million of other potential growth projects in earlier stages of development and acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time.

Financial guidance for 2016
As a result of strong financial performance to date, management is increasing its 2016 DCF guidance by $15 million to $925 million, resulting in 1.2 times the amount needed to pay projected cash distributions for 2016. Management remains committed to its goal of increasing annual cash distributions by 10% for 2016 and at least 8% for 2017 while maintaining distribution coverage of at least 1.2 times each year.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.50 for 2016, which results in fourth-quarter guidance of 91 cents. Guidance excludes future MTM adjustments related to the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss third-quarter results, 2016 guidance and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 768-6490 and provide code 3790125. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 8. To access the replay, dial (888) 203-1112 and provide code 3790125. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015 and subsequent reports on Forms 8-K and 10-Q. Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
Transportation and terminals revenue	$410,387	$413,433	$1,149,100	$1,175,748
Product sales revenue	172,731	133,356	455,827	403,607
Affiliate management fee revenue	3,557	4,993	10,478	11,140
Total revenue	586,675	551,782	1,615,405	1,590,495
Costs and expenses:
Operating	147,349	135,286	396,374	392,681
Cost of product sales	85,522	118,242	316,208	327,530
Depreciation and amortization	42,043	47,081	124,180	134,137
General and administrative	37,612	35,800	111,052	111,216
Total costs and expenses	312,526	336,409	947,814	965,564
Earnings of non-controlled entities	15,521	18,576	49,653	51,543
Operating profit	289,670	233,949	717,244	676,474
Interest expense	40,419	50,163	118,009	142,573
Interest income	(310)	(302)	(993)	(1,067)
Interest capitalized	(3,984)	(7,877)	(9,037)	(21,143)
Gain on exchange of interest in non-controlled entity	—	—	—	(28,144)
Other (income) expense	1,706	(3,324)	(4,554)	(7,519)
Income before provision for income taxes	251,839	195,289	613,819	591,774
Provision for income taxes	867	738	1,820	2,294
Net income	$250,972	$194,551	$611,999	$589,480

Basic net income per limited partner unit	$1.10	$0.85	$2.69	$2.59

Diluted net income per limited partner unit	$1.10	$0.85	$2.69	$2.59

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,580	227,960	227,540	227,913

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,945	227,999	227,702	227,947

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
Refined products:
Transportation revenue per barrel shipped	$1.476	$1.503	$1.417	$1.451
Volume shipped (million barrels):
Gasoline	73.9	72.7	203.3	204.9
Distillates	38.8	37.3	112.0	110.0
Aviation fuel	5.6	7.2	16.1	19.6
Liquefied petroleum gases	3.5	4.1	9.3	9.9
Total volume shipped	121.8	121.3	340.7	344.4

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.148	$1.189	$1.104	$1.325
Volume shipped (million barrels)	53.6	50.7	157.4	139.5
Crude oil terminal average utilization (million barrels per month)	13.5	14.8	13.0	14.7
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	18.5	20.6	57.2	58.7

Marine storage:
Marine terminal average utilization (million barrels per month)	24.3	24.3	24.1	23.6

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
Refined products:
Transportation and terminals revenue	$264,156	$267,339	$723,156	$739,931
Affiliate management fee revenue	—	218	—	422
Less:
Operating expenses	108,972	95,776	288,265	280,261
Losses of non-controlled entities	48	272	146	352
Transportation and terminals margin	155,136	171,509	434,745	459,740

Product sales revenue	171,775	105,834	453,737	372,061
Less: Cost of product sales	85,341	93,761	315,301	300,009
Product margin	86,434	12,073	138,436	72,052
Operating margin	$241,570	$183,582	$573,181	$531,792

Crude oil:
Transportation and terminals revenue	$101,122	$100,113	$294,023	$303,181
Affiliate management fee revenue	3,211	4,416	9,449	9,686
Earnings of non-controlled entities	14,906	18,180	47,735	49,870
Less: Operating expenses	24,572	24,628	65,032	66,370
Transportation and terminals margin	94,667	98,081	286,175	296,367

Product sales revenue	—	24,750	—	26,465
Less: Cost of product sales	—	24,108	—	26,469
Product margin	—	642	—	(4)
Operating margin	$94,667	$98,723	$286,175	$296,363

Marine storage:
Transportation and terminals revenue	$45,109	$46,182	$131,921	$132,837
Affiliate management fee revenue	346	359	1,029	1,032
Earnings of non-controlled entities	663	668	2,064	2,025
Less: Operating expenses	14,700	16,374	45,916	49,897
Transportation and terminals margin	31,418	30,835	89,098	85,997

Product sales revenue	956	2,772	2,090	5,081
Less: Cost of product sales	181	373	907	1,052
Product margin	775	2,399	1,183	4,029
Operating margin	$32,193	$33,234	$90,281	$90,026

Segment operating margin	$368,430	$315,539	$949,637	$918,181
Add: Allocated corporate depreciation costs	895	1,291	2,839	3,646
Total operating margin	369,325	316,830	952,476	921,827
Less:
Depreciation and amortization expense	42,043	47,081	124,180	134,137
General and administrative expense	37,612	35,800	111,052	111,216
Total operating profit	$289,670	$233,949	$717,244	$676,474

Note: Amounts may not sum to figures shown on the consolidated statement of income due to inter-segment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2016
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$194,551	$0.85	$0.85
Unrealized derivative (gains) losses associated with future physical product sales	12,272	0.06	0.06
Excluding commodity-related adjustments*	$206,823	$0.91	$0.91

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,960
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,999

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2016
	2015	2016	2015	2016	Guidance

Net income	$250,972	$194,551	$611,999	$589,480	$798,000
Interest expense, net(1)	36,125	41,984	107,979	120,363	166,000
Depreciation and amortization	42,043	47,081	124,180	134,137	180,000
Equity-based incentive compensation (2)	4,687	4,677	(2,558)	360	5,000
Loss on sale and retirement of assets	2,294	2,134	4,378	5,397	9,000
Gain on exchange of interest in non-controlled entity(3)	—	—	—	(28,144)	(28,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (5)	(54,958)	12,272	(54,182)	10,071
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (5)	(315)	5,871	96,084	38,642
Lower-of-cost-or-market adjustments (6)	488	(1,083)	(38,676)	(2,798)
Total commodity-related adjustments	(54,785)	17,060	3,226	45,915	43,000
Cash distributions received from non-controlled entities in excess of (less than) earnings for the period	9,814	2,948	7,540	3,003	15,000
Other(4)	—	1,315	—	3,891	5,000
Adjusted EBITDA	291,150	311,750	856,744	874,402	1,193,000
Interest expense, net, excluding debt issuance cost amortization(1)	(35,485)	(41,171)	(106,112)	(118,029)	(163,000)
Maintenance capital (7)	(25,661)	(26,657)	(64,675)	(86,103)	(105,000)
Distributable cash flow	$230,004	$243,922	$685,957	$670,270	$925,000

(1)
In 2015, the partnership adopted Accounting Standards Update No. 2015-03, Interest: Simplifying the Presentation of Debt Issuance Costs. Under this new accounting standard, debt issuance cost amortization expense has been reclassified as interest expense. For the purposes of calculating DCF, the partnership has excluded debt issuance cost amortization from interest expense of $0.7 million and $1.9 million for the three and nine months ended September 30, 2015 and $0.8 million and $2.3 million for the three and nine months ended September 30, 2016.

(2)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2015 and 2016 was $15.2 million and $14.7 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2015 and 2016 of $17.8 million and $14.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce DCF.

(3)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC ("Osage") to an affiliate of HollyFrontier Corporation ("HFC"). In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HFC, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $28.1 million non-cash gain in relation to this transaction.

(4)
In conjunction with the February 2016 Osage transaction, HFC agreed to make certain payments to the partnership until HFC completes a connection to the partnership's El Paso terminal. These payments replace distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(5)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(6)
The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments recognized in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(7)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.